2AQ Putnam Research Fund attachment
7/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A	79,565
Class B	48,902
Class C	6,443

74U2	(000s omitted)

Class M	3,157
Class R 	-
Class Y	9,901

74V1

Class A	$11.60
Class B	$11.13
Class C	$11.20

74V2

Class M	$11.29
Class R	$11.59
Class Y	$11.67